Exhibit 99.1

Sigma Labs Announces Expiration of Warrants

SANTA FE, NM – February 10, 2022 – Sigma Labs, Inc. (Nasdaq: SGLB) (the “Company”), a leading developer of quality assurance software to the commercial 3D printing industry, announced today that the Company’s warrants to purchase common stock issued on February 21, 2017 (NASDAQ: SGLBW) (the “Warrants”) will expire in accordance with their terms as of 5:00 p.m. EST, on February 22, 2022. The Company is informed by the Nasdaq Stock Market LLC (“Nasdaq”) that trading of the Warrants on Nasdaq will be suspended on February 17, 2022. The exercise price for one share of the Company’s common stock under the Warrants is $40.00. On February 9, 2022, the last reported sale price of the Company’s common stock was $2.42 per share.

The Company also is informed that Nasdaq intends to file a Form 25 on behalf of the Company with the Securities and Exchange Commission on February 17, 2022 to effect the delisting of the Warrants from Nasdaq and the deregistration of the Warrants under Section 12(b) of the Securities Exchange Act of 1934, as amended.

The listing of the Company’s common stock (Nasdaq: SGLB) will not be affected by the expiration and delisting of the Warrants.

About Sigma Labs

Sigma Labs Inc. is a leading provider of in-process quality assurance (IPQA™) software to the additive manufacturing industry. Sigma Labs specializes in the development and commercialization of real-time monitoring and analytics solutions known as PrintRite3D® for 3D metal and polymer advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process, enabling significant cost-savings and production efficiencies. Sigma Labs believes its software product will be a major catalyst for the acceleration and adoption of industrial 3D printing. For more information, please visit www.sigmalabsinc.com.

Contacts:

Investor Contact:

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

SGLB@mzgroup.us

www.mzgroup.us

Company Contact:

Steven Gersten

Sigma Internal IR

813-334-9745

investors@sigmalabsinc.com